Exhibit 10.1

May 22, 2003

Vernon Irvin

43714 Moorland Court

Leesburg, VA 20176

Dear Vernon:

On behalf of VeriSign, Inc., I am pleased to offer you a regular full-time position of Executive Vice President and General Manager of Verisign Telecommunication Services reporting directly to me. The details of the offer are as follows:

Annual Salary: $ 350,000.00 (Paid Bi-Weekly)

Bonus Program: You are eligible to participate in the VeriSign Bonus Program with an annual potential of a bonus targeted at 60% of your base salary. Payment is based on achievement of corporate, division and individual objectives (prorated based on your start date). For 2003, you are guaranteed a minimum bonus payment of 5/12ths of the annual target. This bonus will be paid after 2003 results are known and audited, which is usually around early March of the following year.

Stock Options: I will recommend to the Board of Directors that you be granted stock options to purchase 150,000 shares of Common Stock. The price of shares will be based on the fair market value on the date of grant. You will be eligible to exercise up to twenty-five percent (25%) of your total shares one year from the date of grant. Each subsequent quarter (3 months) an additional 6.25% of your total shares will become eligible to exercise while you are employed by VeriSign.

Sign-on Bonus: In an effort to cover any monetary items you “leave on the table” at your current employer, plus to cover some of the costs associated with your new position/location, you will be given a $200,000 sign-on bonus (subject to all normal taxes and deductions). One half of this sign-on bonus ($100,000) will be paid on your first day of employment. The other half ($100,000) will be paid upon your relocation to California.

Relocation: VeriSign will cover the relocation of you and your family from Leesburg, Virginia to California under the normal VeriSign relocation program for an employee at your level. A copy of the program particulars is included with this letter. Your relocation is expected to be completed within the first six months of your employment.

Spouse Career Assistance: VeriSign will provide your spouse with career assistance services through Spherion, which has offices both in Virginia and California. VeriSign will cover costs up to $10,000, which should be more than adequate to cover your spouse’s immediate needs.

Severance: Should you be terminated for reasons other than for cause or resignation, VeriSign will provide you with the following severance benefits:

Length of Employment	Months of Base Salary Severance
One month or less	12 months
One to two months	11 months
Two to three months	10 months
Three to four months	9 months
Four to five months	8 months
Five to six months	7 months
Six months and thereafter	6 months

Benefits: Your medical and insurance benefits will be commensurate with those of other employees and will commence effective the first day of your employment. A summary of the full package of benefits is attached. New employees receive 18 days of paid time off per year. VeriSign also observes 10 paid holidays per year. Please Note: Your benefits information and enrollment directions for 2003 will be mailed to your home shortly after your date of hire.

This offer is contingent upon your signing the Company’s Confidentiality Agreement included with this offer and upon successful clearance of your background check. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service. This offer is for employment on an at will basis, which means that this relationship can be terminated at any time by either party. This offer supercedes any and all verbal or written offers or statements by VeriSign and/or its agents.

To accept this offer, please sign below, indicate your expected start date and return the original offer letter along with the Confidentiality Agreement and VeriSign application in the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on May 31, 2003.

Vernon, I am sincerely pleased to have you part of our executive team and look forward to working with you to face our challenges and celebrate our successes!

Sincerely,

/s/ Stratton Sclavos

Stratton Sclavos

Chairman, President & CEO

Accepted: /s/ Vernon Irvin